                                                 FILE NO. 811-2842




                       U.S. SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549




                                       FORM N-2




[ ] REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
[X] AMENDMENT NO. 19
                 ----




                           SAMARNAN INVESTMENT CORPORATION
-------------------------------------------------------------------------------
Exact Name of Registrant as Specified in Charter


                   214 NORTH RIDGEWAY DRIVE, CLEBURNE, TEXAS  76031
-------------------------------------------------------------------------------
Address of Principal Executive Offices (Number, Street, City, State, Zip Code)


                                    (817) 641-7881
-------------------------------------------------------------------------------
Registrant's Telephone Number, including Area Code




GEORGE S. WALLS, JR.           214 NORTH RIDGEWAY DRIVE, CLEBURNE, TEXAS  76031
-------------------------------------------------------------------------------
Name and Address                  (Number, Street, City, State, Zip Code)
                                    of Agent for Service

                           SAMARNAN INVESTMENT CORPORATION

                                       FORM N-2

                                CROSS REFERENCE SHEET




ITEM OF FORM N-2                                                           PAGE IN FORM N-2*
----------------                                                           -----------------

    PART A
Item   1.     Outside Front Cover                                         Not Applicable
Item   2.     Inside Front Cover and Outside Back Cover Page              Not Applicable
Item   3.     Fee Table and Synopsis                                      Not Applicable
Item   4.     Financial Highlights                                        Not Applicable
Item   5.     Plan of Distribution                                        Not Applicable
Item   6.     Selling Shareholders                                        Not Applicable
Item   7.     Use of Proceeds                                             Not Applicable
Item   8.     General Description of the Registrant                            2 & 3
Item   9.     Management                                                       3 - 8
Item   10.    Capital Stock, Long-Term Debt, and Other Securities              8 & 9
Item   11.    Defaults and Arrears on Senior Securities                           9
Item   12.    Legal Proceedings                                                   9
Item   13.    Table of Contents of the Statement of Additional                    9
              Information


    PART B
Item   14.    Cover Page                                                  Not Applicable
Item   15.    Table of Contents                                           Not Applicable
Item   16.    General Information and History                             Not Applicable
Item   17.    Investment Objectives and Policies                                  10
Item   18.    Management                                                          10
Item   19.    Control Persons and Principal Holders of Securities                 10
Item   20.    Investment Advisory and Other Services                              10
Item   21.    Brokerage Allocation and Other Practices                            10
Item   22.    Tax Status                                                          10
Item   23.    Financial Statements                                                10



                                         (i)

    PART C
Item   24.    Financial Statements and Exhibits                                11 & 12
Item   25.    Market Arrangements                                         Not Applicable
Item   26.    Other Expenses of Issuance and Distribution                 Not Applicable
Item   27.    Persons Controlled by or Under Common Control                       12
Item   28.    Number of Holders of Securities                                     12
Item   29.    Indemnification                                                     12
Item   30.    Business and Other Connections of Investment Adviser                12
Item   31.    Location of Accounts and Records                                    12
Item   32.    Management Services                                                 12
Item   33.    Undertakings                                                        12

Signatures                                                                        13



*   Filed in Item-and-Answer Form


                                         (ii)

                                        PART A

                                    THE PROSPECTUS


ITEM 1.  OUTSIDE FRONT COVER
         Not Applicable.

ITEM 2.  INSIDE FRONT COVER AND OUTSIDE BACK COVER PAGE
         Not Applicable.

ITEM 3.  FEE TABLE AND SYNOPSIS
         Not Applicable.

ITEM 4.  FINANCIAL HIGHLIGHTS
         Not Applicable.

ITEM 5.  PLAN OF DISTRIBUTION
         Not Applicable.

ITEM 6.  SELLING SHAREHOLDERS
         Not Applicable.

ITEM 7.  USE OF PROCEEDS
         Not Applicable.

ITEM 8.  GENERAL DESCRIPTION OF THE REGISTRANT
         1.   GENERAL:
              --------
              (a) The answer to this Item is found on Page 2 in the response to Item 1, of the Registrant's initial registration statement on Form N-8B-1 (Commission File No. 2-33344) (hereinafter referred to as the "Registration Statement"), which material is hereby incorporated by reference.

              (b)  The answer to this Item is found on Page 2 in response to
                   Item 3 of the Registrant's Registration Statement, which material is hereby incorporated by reference.

         2.   INVESTMENT OBJECTIVES AND POLICIES:
              -----------------------------------
              (a) The Registrant's investment objective, which it met in fiscal 1996, is to maintain its qualification as a "regulated investment company" under Subchapter M of the
                    Internal Revenue Code.

                   This objective may not be changed without the vote of the holders of a majority of the Registrant's outstanding voting securities.

              (b) Consistent with this objective, the Registrant's portfolio emphasis is the investment exclusively in tax-exempt obligations issued by a State of the United States or the District of Columbia or a political subdivision of a State or Territory of the United States or any public instrumentality thereof.

              (c) The policies of the Registrant with respect to investments are set forth on pages 2 and 3 in response to Items 4 and 5 of the Registrant's Registration Statement, which material is hereby incorporated by reference.

              (d)  Not applicable.

         3.   RISK FACTORS:
              -------------
              Investments by the Registrant in tax-exempt government obligations are primarily subject to the risk that the governmental authority issuing the obligations may default in the payment of interest and/or principal payable under its obligations and may seek the protection of the Federal bankruptcy laws. The Registrant has not experienced any such default to date.

         4.   OTHER POLICIES:
              ---------------
              The answer to this Item is found on page 3 of the Regulation Statement in response to Item 4 (g), which material is hereby incorporated by reference.

         5.   SHARE PRICE DATA:
              -----------------
              The Registrant's securities are not listed on any stock exchange nor are transactions in its securities reported on NASDAQ. Consequently, the information requested by this Item is inapplicable.

         6.   BUSINESS DEVELOPMENT COMPANIES:
              -------------------------------
              Not applicable.

ITEM 9.  MANAGEMENT
         1.   GENERAL:
              --------
              (a)  BOARD OF DIRECTORS:
                   -------------------
                   The Board of Directors of the Registrant is responsible for managing the business and affairs of the Registrant.

              (b)  INVESTMENT ADVISERS:
                   --------------------
                   The Registrant has one investment advisor, Voyageur Fund Managers, Inc. ("Fund Managers") whose principal business address is 90 South Seventh Street, Minneapolis, Minnesota 55402.

                   Fund Managers is a registered investment adviser under the Investment Advisers Act of 1940.

                   Fund Managers is an indirect wholly-owned subsidiary of Dougherty Financial Group, Inc. ("DFG"), which is owned approximately 49% byMichael E. Dougherty, 49% by Pohlad Companies and 2% by certain benefit plans on behalf of DFG employees. Mr. Dougherty co-founded the predecessor of DFG in 1977 and has served as DFG's Chairman of the Board and Chief Executive Officer since its inception. Pohlad Companies is a holding company owned in equal parts by each of James O. Pohlad, Robert C. Pohlad, and William M. Pohlad.

                   Under the Investment Advisory Agreement, dated as of April 1, 1991 (the "Agreement"), between the Registrant and Fund Managers, which was approved by the Registrant's shareholders on April 25, 1991, Fund Managers provides the Registrant with investment advice and statistical services regarding its investments, including, subject to authorization by the President of the Registrant, placing orders for the purchase and sale of the Registrant's portfolio securities.

                   Fund Managers has advised the Registrant that in effecting portfolio transactions on behalf of the Registrant, Fund Managers will seek themost favorable price consistent with the best execution. Fund Managers may, however, select a dealer to effect a particular transaction without communicating with all dealers who might be able to effect such transaction because of the volatility of the money market and the desire of Fund Managers to accept a particular price for a security because the price offered by the dealer meets guidelines for profit, yield, or both.

                   Decisions with respect to placement of the Registrant's portfolio transactions are made by Fund Managers. The primary consideration inmaking these decisions is efficiency in executing orders and obtaining the most favorable prices for the Registrant. When consistent with these objectives, business may be placed with broker-dealers who furnish investment research services to Fund Managers. Such research services would include advice, both directly and in writing, as to the value of securities, the advisability of investing in, purchasing, or selling securities, and the availability of securities or purchasers or sellers of securities, as well as analyses and reports concerning issues, industries, securities, economic factors and trends, portfolio strategy, and the performance of accounts. The research services may allow Fund Managers to supplement its own investment research activities andenable Fund Managers to obtain the view and information of individuals and research staffs of many different securities firms prior to making investment decisions for the Registrant. To the extent portfolio transactions are effected with broker-dealers who furnish research services, Fund Managers would receive a benefit, which is not capable of evaluation in dollar amounts, without providing any direct monetary benefit to the Registrant from these transactions.

                   Fund Managers has not entered into any formal or informal agreements with any broker-dealers, and does not maintain any "formula" that will be required to be followed in connection with the placement of the Registrant's portfolio transactions in exchange for research services provided to Fund Managers, except as noted below. However, Fund Managers does maintain an informal list of broker-dealers which it will use as a general guide in the placement of the Registrant's business in order to encourage certain broker-dealers to provide Fund Managers with research services which Fund Managers anticipates will be useful to it. Because this list is merely a general guide, which is to be used only after the primary criteria for the selection of broker-dealers (discussed above) has been met, substantial deviations from the list are permissible and may be expected to occur.

                   Fund Managers will not effect any brokerage transactions in the Registrant's portfolio securities with any broker-dealer affiliated directly or indirectly with Fund Managers.

                   Pursuant to conditions set forth in rules of the Securities and Exchange Commission, the Registrant may purchase securities from an underwriting syndicate of which an affiliated broker-dealer is a member (but not directly from such affiliated broker-dealer itself). Such conditions relate to the price and amount of the securities purchased, the commission or spread paid and the quality of the issuer. The rules further require that such purchases take place in accordance with procedures adopted and reviewed periodically by the Board of Directors of the Registrant, particularly those Directors who are not "interested persons" of the Registrant.

                   When two or more clients of Fund Managers are simultaneously engaged in the purchase or sale of the same security, the prices and amounts are allocated in accordance with a formula considered by Fund Managers to be equitable to each client. In some cases, this system could have a detrimental effect on the price or volume of the security as far as each client is concerned. In other cases, however, the ability of the clients to participate in volume transactions will produce better executions for each client.

                   Under the Agreement, the Registrant pays Fund Managers an advisory fee of $12,000 per quarter, payable quarterly within five days after the end of each calendar quarter. At December 31, 1996, the Registrant had net assets of $18,168,225 and the annual fee payable under the Agreement represented approximately .0026% of the Registrant's net assets at that date.

                   The Registrant has paid Fund Managers under the Agreement an advisory fee of $48,000 in each of the three years ended December 31, 1996.

                   On January 15, 1997 Fund Mangers' parent Dougherty Financial Group, Inc. ("DFG"), executed an Agreement and Plan of Merger ("Agreement") with Lincoln National Corporation ("LNC") pursuant to which LNC would acquire DFG, including the mutual fund investment advisory business of DFG conducted by Fund Managers. However, Fund Managers' institutional managed account business, which does business under the name Voyageur Asset Management, is not part of the merger.

                   In contemplation of the merger with Lincoln, Fund Managers has transferred its institutional managed account investment advisory business to another entity, Voyageur Asset Management LLC, an entity that was formed for the purpose of continuing this business under the same management and control as was the case prior to the transfer. This transfer included the Registrant's investment advisory agreement. As a result, the party responsible for the Registrant's investment advisory agreement will be Voyageur Asset Management LLC and not Voyageur Fund Managers, Inc. or Lincoln National Corporation or any Lincoln affiliate.

                   Other than the technical change regarding the identity of the entity providing the services, no changes to the Registrant's investmentadvisory agreement will occur. Voyageur Asset Management LLC intends to provide the Registrant with the same portfolio management, administration and other services as the Registrant has received in the past with Voyageur Fund Managers, Inc. In addition, it is anticipated that the ultimate of Voyageur Asset Management LLC will be virtually the same as current ownership of Voyageur Fund Managers, Inc. and that the institutional advisory accounts will continue to be managed by the same individuals who currently manage those accounts.

              (c)  PORTFOLIO MANAGEMENT:
                   ---------------------
                   The name and title of the person employed by Fund Managers who is primarily responsible for the day-to-day management of the Registrant's portfolio is Steven P. Eldredge. Mr. Eldredge has been a Senior Vice President/Senior Tax Exempt Portfolio Manager of Fund Managers since July 1995, prior to which he was a Chief Operating Officer and Senior Portfolio Manager at Palm Beach Capital Management, Inc., in Orlando, Florida from February 1989 to June 1995. In addition, Jane
                   M. Wyatt, the Chief Investment Officer of Fund Managers, has overall supervisory responsibility with respect to all open-end and closed-end funds managed by Fund Managers.

              (d)  ADMINISTRATORS:
                   ---------------
                   Not applicable.

              (e)  CUSTODIANS:
                   -----------
                   The name and principal business address of the Registrant's custodian,transfer agent and dividend paying agent are as follows:

                         Custodian:
                              Trust Company of Texas
                              7001 Preston Road, Suite 300
                              Dallas, Texas  75205

                         Transfer Agent and Dividend Paying Agent:
                              Securities Transfer Corporation
                              16910 Dallas Parkway, Suite 100
                              Dallas, Texas  75248

              (f)  EXPENSES:
                   ---------
                   The Regstrant pays, in addition to the fees payable to Funds Managers under the Agreement, expenses for legal and accounting fees, the fees and expenses of its custodian, transfer agent and dividend paying agent as well as the costs of its shareholders meetings.

              (g)  AFFILIATED BROKERAGE:
                   ---------------------
                   All portfolio transactions in the Registrant's securities during the three years ended December 31, 1996, were transacted with primary market makers acting as principal on a net basis. Accordingly, the Registrantdid not pay any brokerage commissions, as such, during such three year period, however, the market makers were compensated in the form of a "mark-up" or "mark-down" which may have resulted in a profit or a loss to them from such transactions. None of such market makers was an affiliated person of the Registrant or of Fund
                   Managers, or an affiliated person of any such person. The Registrant has not purchase any underwritten issues of securities for its portfolio during the three year period ended Decemer 31 1996.

         2.   NON-RESIDENT MANAGERS:
              ----------------------
              Not applicable.

         3.   CONTROL PERSONS:
              ----------------
              Reference is made to the caption "Principal Shareholders" on pages 2, 3 and 4 of the Registrant's Proxy Statement, dated April 4, 1997, filed with the Commission (the "Proxy Statement") for information relating to control of the Registrant, which material is hereby incorporated by reference. The information contained therein is the same as of April 24, 1997.

              Reference is made to the caption "Election of Directors" on pages 5, 6 and 7 of the Proxy Statement for information as to the name, address, age, and the principal occupation during the past five years of each director and officer of the Registrant and also to those directors who are "interested persons" of the Registrant and to the sub caption "Election of Directors - Remuneration" on page 7 of the Proxy Statement for the compensation paid to the officers and directors of the Registrant, which material is hereby incorporated by reference. The information contained therein is the same asof April 24, 1997.

              Reference is made to the caption "Stock Ownership of Directors and Officers" on pages 4 and 5 of the Proxy Statement for information as to the equity securities of the Registrant owned by all of its officers and directors, which material is hereby incorporated by reference. The information contained therein is the same as of April 24, 1997.

ITEM 10. CAPITAL STOCK, LONG-TERM DEBT, AND OTHER SECURITIES
         1.   CAPITAL STOCK:
              --------------
              The Registrant has only one class of capital stock authorized, Common Stock, par value $1.00 per share.

              A description of the rights of the holders of the Registrant's Common Stock is found on page 8 of the Registration Statement in response to Item 26, which material is hereby incorporated by reference.

         2.   LONG-TERM DEBT:
              ---------------
              The Registrant has no long-term debt.

         3.   GENERAL:
              --------
              Not applicable.

         4.   TAXES:
              ------
              For fiscal year 1996, Registrant qualified as a "regulated investment company" under Subchapter M of the Internal Revenue Code. As a "regulated investment company", income and dividends are not taxable to Registrant or its shareholders, but capital gains distributions are taxable. Registrant does not intend to reinvest dividends and will pay dividends from its net investment income at such times and in such amounts as the Board of Directors determines. The Registrant will inform shareholders of the amount and nature of the income and gains.

         5.   OUTSTANDING SECURITIES:
              -----------------------
              As of April 24, 1997, the authorized and outstanding shares of the Registrant's Common Stock was as follows:

                   AUTHORIZED               OUTSTANDING
                   ----------               -----------

                   2,000,000 shares         1,201,768 shares

         6.   SECURITIES RATINGS:
              -------------------
              Not applicable.

ITEM 11. DEFAULTS AND ARREARS ON SENIOR SECURITIES
         Not applicable.  The Registrant does not have any Senior Securities.

ITEM 12. LEGAL PROCEEDINGS
         None.

ITEM 13. TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION Not applicable.

                                        PART B

                        INFORMATION REQUIRED IN A STATEMENT OF
                                ADDITIONAL INFORMATION

ITEM 14. COVER PAGE
         Not applicable.

ITEM 15. TABLE OF CONTENTS
         Not applicable.

ITEM 16. GENERAL INFORMATION AND HISTORY
         Not applicable.

ITEM 17. INVESTMENT OBJECTIVES AND POLICIES
         The answer to this item is fully responded to in Item 8 of Part A hereof.

ITEM 18. MANAGEMENT
         The answer to this Item is fully responded to in Item 9 of Part A hereof.

ITEM 19. CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES
         The answer to this Item is fully responded to in Item 9 of Part A hereof.

ITEM 20. INVESTMENT ADVISORY AND OTHER SERVICES
         The answer to this Item is fully responded to in Item 9 of Part A hereof.

ITEM 21. BROKERAGE ALLOCATION AND OTHER PRACTICES
         The answer to this Item is fully responded to in Item 9 of Part A hereof.

ITEM 22. TAX STATUS
         The answer to this Item is fully responded to in Item 10 of Part A hereof.

ITEM 23. FINANCIAL STATEMENTS
         Reference is made to Item 24 of Part C hereof for the financial statements filed as exhibits hereto.

                                        PART C

                                  OTHER INFORMATION

ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS
              (a)  FINANCIAL STATEMENTS:
                   ---------------------
                   (i) Statement of Assets and Liabilities as of December 31, 1996.
                   (ii) Portfolio of Investment Securities as of December 31, 1996.
                   (iii) Statement of Operations for the Year ended December 31, 1996.
                   (iv) Statement of Changes in Net Assets for the Years ended December 31, 1996 and 1995.
                   (v)     Notes to Financial Statements.
                   (vi) Selected Per Share Data and Ratios for Each of the Years in the Five Year Period ended December 31, 1996.

                   All of the foregoing are in Registrant's Annual Report to Shareholders for 1996, which material is incorporated by reference in Part B hereof.

              (b)  EXHIBITS:
                   ---------
                   (1)     Amended Articles of Incorporation (1)
                   (2)     By-Laws (1)
                   (3)     None
                   (4)     Specimen Stock Certificate (1)
                   (5)     None
                   (6)     None
                   (7)     Investment Advisory Contract (2)
                   (8)     Not applicable
                   (9)     None
                   (10)    Custodian Agreement (3)
                   (11)    None
                   (12)    Not Applicable
                   (13)    None
                   (14)    Consent of Independent Auditors (4)
                   (15)    None
                   (16)    None
                   (17)    None
                   (18)    Not applicable
                   (19)    Registrant's Annual Report to Shareholders (4)

-----------------------
     (1) This material filed as an exhibit to Registrant's Registration Statement pursuant to the corresponding exhibit number therein is hereby incorporated by reference.

     (2) Registrant's Investment Advisory Agreement, dated as of April 1, 1991, with Voyageur Fund Managers, its present investment advisor, was attached as Exhibit A to the Registrant's Proxy Statement, dated April
     8, 1991, filed in preliminary
         form with the Commission on or about March 20, 1991, which Agreement is hereby incorporated by reference.

         (3) Registrant's Custodian Agreement, dated August 14, 1992, with Trust Company of Texas was filed as Exhibit (9) to the Registrant's Amendment No. 15 to Registration Statement under the Investment Company Act of 1940 on Form N-2, dated April 20, 1993, which Agreement is hereby incorporated by reference.

         (4)  Filed herewith.

ITEM 25. MARKET ARRANGEMENTS
         Not applicable.

ITEM 26. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
         Not applicable.

ITEM 27. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL
         Not applicable.

ITEM 28. NUMBER OF HOLDERS OF SECURITIES
         On March 14, 1997, the outstanding shares of the Registrant's Common Stock were held of record by 155 persons.

ITEM 29. INDEMNIFICATION
         The answer to this Item is found on page 7 of the Registration Statement, in response to Item 19, which material is herebyincorporated by reference.

ITEM 30. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER
         For information as to the other business or employment of the Registrant's investment advisor, reference is made to Form ADV, as amended, of Voyageur Fund Managers, Inc. as filed with the Commission, which is hereby incorporated by reference.

ITEM 31. LOCATION OF ACCOUNTS AND RECORDS
         The accounts, books and other documents required to be maintained by Registrant pursuant to Section 31(a) of the 1940 Act and Rules 31a-1 and 31a-3 thereunder are in the possession of Mr. Jerry D. Wheatley, Secretary and Treasurer of the Registrant, 214 North Ridgeway Drive, Cleburne, Texas.

ITEM 32. MANAGEMENT SERVICES
         Not applicable.

ITEM 33. UNDERTAKINGS
         Not applicable.

                                 S I G N A T U R E S



         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment No. Nineteen to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleburne, and State of Texas, on the 24th day of April 1997.





                               SAMARNAN INVESTMENT CORPORATION



                               BY: /s/ George S. Walls, Jr.
                                   ---------------------------
                                    GEORGE S. WALLS, JR.
                                         PRESIDENT